UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2007

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction	(SEC Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No)

226 Landis Avenue, Vineland, New Jersey		08360
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(856) 691 - 7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SUN BANCORP, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02    Departure of Directors or Principal Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2007, the Registrant announced the appointment of Thomas X. Geisel as president and chief executive officer of the Registrant as well as the Registrant’s principal subsidiary, Sun National Bank (the “Bank”), effective January 7, 2008.  Mr. Geisel will succeed Sidney R. Brown, who has been serving as interim president and CEO.  Mr. Brown will remain vice chairman of the Bank and the Registrant.

Mr. Geisel, age 46, has served since late 2005 as president for KeyBank's Northeast Region, which comprises eight districts across New York, New England and Florida (Capital Region NY, Central New York, Hudson Valley, Rochester, Western New York, Maine, Vermont and Florida) with assets of approximately $20 billion and revenue exceeding $550 million. The Northeast Region is one of four geographic regions nationwide that comprise KeyBank N.A., a unit of the $97 billion-asset Cleveland-based KeyCorp.  Mr. Geisel also served as a member of the Executive Council of KeyCorp. His offices have been located in Albany, NY.  As the senior representative for KeyBank in the Northeast Region, he was responsible for growing the client base in the Retail Banking, Business Banking, Commercial Banking and Private Banking franchises, with accountability for the region's revenue, expense management, profit and credit quality, and determining the region's strategic direction.

Prior to managing KeyBank’s Northeast Region, Mr. Geisel was the president for KeyBank’s Capital Region NY District, as well as regional executive for Commercial Banking, responsible for developing and implementing market strategies, managing sales and service teams with particular emphasis on revenue generation, deepening client relationships and enhancing asset quality.  Mr. Geisel joined KeyBank in 1999 as managing director of investment banking for the East and West regions of KeyBank Capital Markets (formerly McDonald Investments' Key Business Advisory Services division).  He focused on providing merger, acquisition, divestiture and corporate finance advisory services to middle-market, public and private companies.

The terms of Mr. Geisel’s employment with the Registrant and the Bank are set forth in the letter agreement filed with this Form 8-K as an exhibit and incorporated herein by reference.  His initial base salary will be $500,000, and he will receive a sign-on bonus of $250,000 payable as of March 10, 2008.  Upon the commencement of his employment, anticipated to be January 7, 2008, he will be granted options to purchase 185,000 shares of the Registrant’s common stock and will be awarded $500,000 of shares of restricted stock.  Such options and restricted stock will vest 25% on the second anniversary of the date his employment commences and 25% annually thereafter if still employed by the Registrant at such time.  Conditions under which acceleration of vesting of all or a portion of the options and restricted stock may occur are detailed under paragraphs 4 and 5 of the letter agreement.  His participation in various benefit plans, his eligibility for a cash bonus based on the attainment of certain performance targets and payments he may receive for relocation assistance are also detailed in the letter agreement.  The Registrant and the Bank will enter into a Severance and Change in Control Agreement with Mr. Geisel, the provisions of which are detailed in the letter agreement.

Mr. Geisel will be appointed as a director of the Registrant and the Bank upon commencement of his employment.

.

Item 9.01    Financial Statements and Exhibits

(d)   Exhibits:

10.1                Letter Agreement between Sun Bancorp, Inc., Sun National Bank and
          Thomas X. Geisel
99                   Press Release dated December 12, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN BANCORP, INC.

Date: December 14, 2007	/s/ Dan A. Chila
Dan A. Chila
Executive Vice President and Chief Financial Officer